Exhibit 99.4

1251 AVENUE OF THE AMERICAS, 6TH FLOOR NEW YORK, NY 10020 P 212 466-7800 | TF 800 635-6851 Piper Sandler & Co. Since 1985. Member SIPC and NYSE.

CONSENT OF PIPER SANDLER & CO.

We hereby consent to the inclusion of our opinion letter to the Strategic Development Committee of the Board of Directors of TD Ameritrade Holding Corporation (the “Company”) as an Annex to the Joint Proxy Statement/Prospectus relating to the proposed merger of the Company with Americano Acquisition Corp. contained in Amendment No. 1 to the Registration Statement on Form S-4, as filed with the Securities and Exchange Commission, and to references to such opinion and the quotation or summarization of such opinion in such Joint Proxy Statement/Prospectus and Amendment No. 1 to the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of such Joint Proxy Statement/Prospectus and Amendment No. 1 to the Registration Statement within the meaning of the term “experts” as used in the Act or the Regulations.

/s/ Piper Sandler & Co.

New York, New York

April 17, 2020